Exhibit (B)(5)

EXECUTION

NOTE PURCHASE AGREEMENT

Among

BEAGLE ACQUISITION CORP.

GSMP V ONSHORE US, LTD.

GSMP V OFFSHORE US, LTD.

GSMP V INSTITUTIONAL US, LTD.

GSLP I OFFSHORE HOLDINGS FUND A, L.P.

GSLP I OFFSHORE HOLDINGS FUND B, L.P.

GSLP I OFFSHORE HOLDINGS FUND C, L.P.

GSLP I ONSHORE HOLDINGS FUND, L.L.C.

Dated as of

October 4, 2011

Relating to

$375,000,000

11 1/4% SENIOR NOTES DUE 2020

TABLE OF CONTENTS

SECTION 1. DEFINITIONS AND ACCOUNTING TERMS		2
1.1.	Definitions.	2
1.2.	Computation of Time Periods.	7
1.3.	Terms Generally.	8
1.4.	Accounting Terms.	8

SECTION 2. AUTHORIZATION AND ISSUANCE OF NOTES		8
2.1.	Authorization of Issue.	8
2.2.	Sale and Purchase of the Notes.	8
2.3.	Closing.	9

SECTION 3. CONDITIONS TO CLOSING		9
3.1.	Representations and Warranties.	10
3.2.	Documents.	10
3.3.	Closing Certificates.	10
3.4.	Opinions of Counsel.	10
3.5.	Acquisition; Equity Contribution; Refinancing.	10
3.6.	No Material Adverse Effect.	11
3.7.	Financial Information.	11
3.8.	Other Information.	11
3.9.	Payment of Expenses.	11

SECTION 4. REPRESENTATIONS AND WARRANTIES		12
4.1.	Specified Representations	12
4.2.	Other Representations	13

SECTION 5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS		14
5.1.	Purchase for Investment.	14
5.2.	Corporate Power; Authorization; Enforceability.	14
5.3.	No Actions or Proceedings.	15

SECTION 6. EXPENSES, INDEMNIFICATION AND CONTRIBUTION		15
6.1.	Expenses.	15
6.2.	Indemnification.	15
6.3.	Waiver of Punitive Damages.	16
6.4.	Survival.	16

SECTION 7. MISCELLANEOUS		16
7.1.	Notices.	16
7.2.	Benefit of Agreement and Assignments.	17
7.3.	No Waiver; Remedies Cumulative.	17
7.4.	Amendments, Waivers and Consents.	17
7.5.	Counterparts.	17
7.6.	Reproduction.	18
7.7.	Headings.	18
7.8.	Survival of Representations, Warranties, Covenants and Indemnities.	18
7.9.	Governing Law; Submission to Jurisdiction; Venue.	18
7.10.	Severability.	19
7.11.	Entirety.	19

7.12.	Construction.	19
7.13.	Incorporation.	19
7.14.	Confidentiality.	19
7.15.	No Personal Obligations.	20
7.16.	Currency.	21
7.17.	Maximum Rate.	21
7.18.	Patriot Act.	21
7.19.	Further Assurances.	21
7.20.	Termination.	21

EXHIBITS:
Exhibit 3.3(a)	–	Form of Secretary’s Certificate
Exhibit 3.3(b)	–	Form of Officer’s Certificate
Exhibit 3.3(c)	–	Form of Solvency Certificate

SCHEDULES:
Schedule A	–	Summary of Principal Terms of the Notes
Schedule 2.2	–	Information Relating to the Purchasers

NOTE PURCHASE AGREEMENT

NOTE PURCHASE AGREEMENT, dated as of October 4, 2011 among BEAGLE ACQUISITION CORP., a Delaware corporation (the “Company”), and GSMP V ONSHORE US, LTD., a Cayman exempted company (“GSMP V Onshore”), GSMP V OFFSHORE US, LTD., a Cayman exempted company (“GSMP V Offshore”), GSMP V INSTITUTIONAL US, LTD., a Cayman exempted company (“GSMP V Institutional”), GSLP I OFFSHORE HOLDINGS FUND A, L.P., a Cayman exempted limited partnership (“GSLP Offshore A”), GSLP I OFFSHORE HOLDINGS FUND B, L.P., a Cayman exempted limited partnership (“GSLP Offshore B”), GSLP I OFFSHORE HOLDINGS FUND C, L.P., a Cayman exempted limited partnership (“GSLP Offshore C”), and GSLP I ONSHORE HOLDINGS FUND, L.L.C., a Delaware limited liability company (“GSLP Onshore” and, together with GSMP V Onshore, GSMP V Offshore, GSMP V Institutional, GSLP Offshore A, GSLP Offshore B, GSLP Offshore C, and each of their affiliates, the “Purchasers”).

W I T N E S S E T H:

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of August 3, 2011 (together with the exhibits and schedules thereto, the “Merger Agreement”), by and among Beagle Parent Corp., a Delaware corporation (“Parent”), the Company and Emdeon, Inc., a Delaware corporation (“Target”), the Company will be merged (the “Merger”) with and into the Target with the Target as the surviving corporation.

WHEREAS, substantially concurrently therewith, it is anticipated that (a) the Issuer and certain subsidiary co-borrowers of the Issuer will obtain up to $1,325 million of senior secured credit facilities (the “Senior Credit Facilities”) consisting of $1,200 million in aggregate principal amount of senior secured term loans and a $125 million revolving credit facility, as contemplated by the Second Amended and Restated Commitment Letter, dated the date hereof (as may be amended, modified, supplement and restated from time to time, the “Commitment Letter”) among Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Barclays Capital, the investment banking division of Barclays Bank, Citigroup Global Markets Inc. and Goldman Sachs Bank USA (collectively, the “Commitment Parties”), and (b) will either (i) issue an aggregate of up to $375 million principal amount of its senior unsecured notes which will mature in one installment in full no earlier than the eighth anniversary of the Closing Date (the “Senior Notes”) generating up to $375 million in gross proceeds in a Rule 144A or other private placement or (ii) to the extent the Issuer does not receive such amount of gross proceeds of Senior Notes on the Closing Date, borrow up to $375 million (minus the amount of gross proceeds from any Senior Notes issuance) of senior unsecured loans (the “Senior Bridge Loans”) on the terms as contemplated by the Commitment Letter;

WHEREAS, the Issuer will, concurrently with the other Transactions, issue and sell to the Purchasers its 11 1/4% senior unsecured notes on the terms set forth in Schedule A (together with all such notes issued in exchange, substitution or replacement therefor, the “Notes”) in an aggregate principal amount of $375 million issued pursuant to the Indenture; and

WHEREAS, the proceeds of the Notes, the Senior Credit Facilities, the Senior Notes (if any), the Senior Bridge Loans (if any), the Equity Contribution and certain cash available on the balance sheet of the Issuer will be used to finance the Transactions.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS AND ACCOUNTING TERMS

1.1. Definitions.

The following terms shall have the meanings specified herein (it being understood that defined terms shall include in the singular number, the plural, and in the plural, the singular):

“144A Resale Purchase” is defined in Section 2.2(a).

“Accredited Investor” means any Person that is an “accredited investor” within the meaning of Rule 501.

“Acquisition” means the acquisition of the Target pursuant to the Merger Agreement.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Note Purchase Agreement as it may be amended, supplemented, restated or otherwise modified from time to time.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Certain Funds Provision” means, notwithstanding anything in this Agreement, the Financing Documents or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making or accuracy of which shall be a condition to the purchase of the Notes on the Closing Date shall be (A) such of the representations and warranties made by the Target in the Merger Agreement as are material to the interests of the Purchasers, but only to the extent that the Company or Parent has the right to terminate their obligations under the Merger Agreement as a result of a breach of such representations and warranties, and (B) the Specified Representations and (ii) the terms of the Financing Documents and any closing deliverables required in Section 3 below shall be in a form such that they do not impair the purchase of the Notes on the Closing Date if the conditions expressly set forth in Section 3 below are satisfied.

“Closing” is defined in Section 2.3(a).

“Closing Date” is defined in Section 2.3(a).

“Closing Payment” means an aggregate amount equal to that percentage of the aggregate principal amount of the Notes agreed to by the parties hereto pursuant to that certain side letter agreement, dated the date hereof, between the parties hereto.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and rules and regulations related thereto.

“Commitment Letter” is defined in the Recitals.

“Commitment Parties” is defined in the Recitals.

“Company” is defined in the Preamble.

“Control” means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” means the credit agreement providing for the Senior Credit Facilities and any related documents and instruments required by such credit agreement to be delivered on or prior to the initial funding thereunder on the Closing Date.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“DTC” means Depository Trust Company.

“DTC Agreement” means a letter of representations, dated on or before the Closing Date, among the Issuer and DTC.

“Equity Contribution” has the meaning given thereto in the Commitment Letter (as in effect on the date hereof).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Expiration Date” means the earlier of (a) 11:59 p.m., New York City time on February 9, 2012 and (b) the Merger Agreement is validly terminated prior to consummation of the Acquisition.

“Financing Documents” means this Agreement, the Indenture, the Registration Rights Agreement, the Notes and all schedules, exhibits, certificates, agreements, instruments and ancillary documents made or delivered in connection therewith or related thereto as required to be delivered on the Closing Date.

“Global Note” is a Note in registered global form.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means each Restricted Subsidiary of the Issuer, if any, that guarantees the Senior Credit Facilities and the Senior Notes and Senior Bridge Loans on the Closing Date and is required to guarantee the Notes in accordance with the terms of the Indenture.

“Indemnitees” is defined in Section 6.2.

“Indenture” means the indenture pursuant to which the Notes will be issued on the Closing Date, which will have terms consistent with Schedule A attached hereto and otherwise substantially identical to the Senior Notes Indenture (or, if no Senior Notes are issued on the Closing Date, as provided in Description of Notes contained in any Preliminary Offering Memorandum for the Senior Notes with any other terms to be consistent with similar transactions between affiliates of the Sponsor and the Purchasers (or mezzanine debt fund affiliates of the Purchasers)) with such modifications to covenants and other provisions thereto as are mutually agreed by the Company and the Purchasers.

“Investment Banks” means, collectively, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Goldman, Sachs & Co., and their respective successors and assigns, and such other financial institutions participating in the offering of Senior Notes as dealers, managers, initial purchasers or otherwise as may be agreed by the Company.

“Issuer” means initially the Company or the Target substantially concurrently with the Merger.

“Laws” shall mean, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Margin Stock” has the meaning set forth in Regulation U.

“Merger Agreement” is defined in the Recitals.

“Note Parties” means, collectively, (i) the Issuer and (ii) each Guarantor, and their respective successors and assigns.

“Notes” is defined in the Recitals.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any indebtedness; provided, that any of the foregoing (other than principal and interest) shall no longer constitute “Obligations”

after payment in full of such principal and interest except to the extent such obligations are fully liquidated and non-contingent on or prior to such payment in full.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Parent” is defined in the Recitals.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (or any successor provision), as it may be amended or renewed from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Private Offering” means any offering by the Purchasers of some or all of the Notes pursuant to an available exemption from registration under the Securities Act and applicable state securities law.

“Purchase Price” is defined in Section 2.2(b).

“Purchasers” is defined in the Preamble.

“QIB” means any Person that is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act.

“Qualified Holders” means the Purchasers and/or any Affiliates of the Purchasers who hold Notes.

“Refinancing” means the prepayment of all indebtedness under the First Lien Credit Agreement and the Second Lien Credit Agreement, each dated as of November 16, 2006 (as amended, restated, supplemented, or modified from time to time prior to the Closing Date), among certain subsidiaries of the Target, Citibank, N.A., as administrative agent and collateral agent, the lenders party thereto, and the other agents party thereto, shall have been paid in full, and all commitments, security interests and guaranties in connection therewith shall have been terminated and released.

“Registration Rights Agreement” means the Registration Rights Agreement among the Issuer and each Purchaser, dated as of the Closing, relating to the Notes and in substantially the same form as the registration rights agreement for the Senior Notes, as amended, supplemented, restated or otherwise modified from time to time.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System (or any successor provision), as it may be amended from time to time.

“Required Purchasers” means Purchasers holding at least a majority in aggregate principal amount of the Notes held by all Purchasers.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Note Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Note Party. Any document delivered hereunder that is signed by a Responsible Officer of a Note Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Note Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Note Party.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than a Subsidiary that is designated as an “Unrestricted Subsidiary” in compliance with the Indenture after the Closing Date.

“Rollover Sponsors” means certain existing sponsor shareholders of the Target previously identified to the Purchasers.

“Rule 501” means Rule 501 under the Securities Act (or any successor provision), as it may be amended from time to time.

“Rule 502” means Rule 502 under the Securities Act (or any successor provision), as it may be amended from time to time.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933.

“Senior Financing Documents” means the credit agreements, indentures, registration rights agreements, notes and all schedules, exhibits, certificates, agreements, instruments and ancillary documents made or delivered in connection with the Senior Notes and the Senior Bridge Loans.

“Senior Notes” is defined in the Recitals.

“Senior Notes Indenture” means the Indenture pursuant to which the Senior Notes are to be issued, as the same may be amended, modified, supplemented, replace or refinanced in accordance with the Indenture.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Specified Representations” means representations set forth in Section 4.1 of this Agreement.

“Sponsor” means any of Blackstone Capital Partners VI L.P. and any of its Affiliates, Hellman & Friedman Capital Partners VI, L.P. and any of its Affiliates, and funds or partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(a) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Transaction Documents” means, collectively, the Merger Agreement, the Financing Documents, the Senior Financing Documents and the Credit Documents.

“Transaction Expenses” means any fees or expenses incurred or paid by the Sponsors, Parent, and the Issuer or any of its (or their) Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions), this Agreement and the other Financing Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, (a) the Merger and other related transactions contemplated by the Merger Agreement, (b) the Equity Contribution, (c) the acquisition of all equity interests of any subsidiary of the Target held by the Rollover Sponsors and their affiliates by one or more of the co-borrowers under the Senior Credit Facilities with the proceeds of the Senior Credit Facilities, (d) the issuance of the Senior Notes, (e) the initial borrowing under the Senior Credit Facilities on the Closing Date and the execution and delivery of Credit Documents to be entered into on the Closing Date, (f) the issuance of the Notes and the execution and delivery of Financing Documents to be entered into on the Closing Date, (g) the funding of the loans under the senior bridge facility on the Closing Date, if any, (h) the Refinancing and (i) the payment of Transaction Expenses.

“Trust Indenture Act” means the Trust Indenture Act of 1939.

1.2. Computation of Time Periods.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3. Terms Generally.

Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in the Indenture), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (c) the words “including” and “includes” shall mean “including without limitation” and “includes without limitation”, as applicable.

1.4. Accounting Terms.

Accounting terms used but not defined herein shall have the meanings provided for, and be construed, in accordance with GAAP.

SECTION 2.

AUTHORIZATION AND ISSUANCE OF NOTES

2.1. Authorization of Issue.

On or prior to the Closing Date, the Issuer will authorize the issue and sale of the Notes in the aggregate principal amount of $375,000,000. The Notes shall be in the form specified in the Indenture.

2.2. Sale and Purchase of the Notes.

(a) Subject to the terms and conditions of this Agreement, the Issuer will issue and sell to each of the Purchasers, and each of the Purchasers will purchase from the Issuer, at the Closing, the Notes (as Global Notes pursuant to Section 2.3), each as set forth opposite such Purchaser’s name on Schedule 2.2 for a cash purchase price in immediately available funds equal to the Purchase Price. Each Purchaser acknowledges that the Company has engaged the Investment Banks to act as joint underwriters, placement agents or joint initial purchasers for any senior unsecured notes issued in connection with the Acquisition and the Company may, at its option, initially issue all (but not less than all unless the Investment Banks decline to act as initial purchasers with respect to all or a portion of the Notes) the Notes in the aggregate principal amount set forth in Section 2.1 to one or more of the Investment Banks, as initial purchasers, on the Closing Date, in which case, (i) each Purchaser shall satisfy its obligations to purchase the Notes under this Agreement by purchasing Notes in the aggregate principal amount of $375,000,000 from such Investment Banks on the Closing Date in a Rule 144A offering for a purchase price equal to the Purchase Price (such purchase, a “144A Resale Purchase”), and (ii) the Issuer shall be deemed to have satisfied its obligations to sell, issue and deliver the Notes under this Agreement. If the Investment Banks do not purchase the Notes (or decline to purchase less than all of the Notes), as initial purchasers, on the Closing Date (including, without limitation, as a result of the failure of any conditions to such initial purchase) in the aggregate principal amount set forth in Section 2.1, but the conditions set forth in Section 3 hereof are otherwise satisfied, each Purchaser shall purchase the Notes (or such portion with respect to which the Investment Banks have declined to act as initial purchasers) on the Closing Date directly from the Issuer pursuant to this Agreement for a cash purchase price in immediately available funds equal to the Purchase Price.

(b) The aggregate cash purchase price (the “Purchase Price”) payable for the Notes by each Purchaser shall be equal to the aggregate principal amount of the Notes being so purchased by such Purchaser on the Closing Date less such Purchaser’s proportionate share of the Closing Payment applicable to the aggregate principal amount of the Notes being so purchased by such Purchaser on the Closing Date.

(c) The obligations hereunder of the Purchasers to purchase and pay for the Notes are several and not joint and no Purchaser shall have any liability to any Person for the performance or non-performance by any other Purchaser.

(d) The parties hereto agree that, for U.S. federal income tax purposes (including Section 1273 of the Code and U.S. Treasury regulations section 1.1273-2(a)(1)), and other applicable tax purposes, the “issue price” of each $1,000 principal amount of Notes shall be calculated consistent with the rules governing the determination of such issue price (including U.S. Treasury regulations section 1.1273-2(h)), including by subtracting from each $1,000 principal amount of Notes a proportionate amount of the Closing Payment. Such issue price shall be set forth on the face of the Notes and the parties hereto agree to report the ownership, sale and purchase of the Notes, for U.S. federal income tax and other applicable tax purposes, in a manner consistent with the foregoing and agree to take no position inconsistent with the foregoing.

2.3. Closing.

(a) The sale and purchase of the Notes shall occur at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY 10036, commencing at 9:00 a.m. local time (or such other time specified by the Company), at a closing (the “Closing”) on the first date on which all conditions precedent in Section 3 are satisfied or waived in accordance with Section 3, or on such other Business Day thereafter as specified by the Company with notice provided to the Purchasers at least three Business Days in advance (in either case, the date and time of the Closing shall occur on or prior to the Expiration Date (except as otherwise provided in Section 7.20) and is referred to herein as the “Closing Date”). At the Closing, the Issuer will deliver to each Purchaser the Notes, as provided in the penultimate sentence of this Section 2.3(a), against payment by such Purchaser to the Issuer or to its order of immediately available funds in the amount of the applicable Purchase Price (as provided in Section 2.2 and Schedule 2.2), by wire transfer of immediately available funds to such bank account or accounts as the Issuer may request in writing at least one Business Day prior to the Closing Date. The Notes shall initially be issued as Global Notes that are settled through the book-entry system of the DTC and the certificates for the Notes shall be in denominations and registered in the name of Cede & Co., as nominee of the DTC, pursuant to the DTC Agreement, and shall be made available for inspection on the Business Day preceding the Closing Date. On or prior to the Closing, the Company shall cause the Notes to be eligible for trading on the National Association of Securities Dealers, Inc. PORTAL market.

SECTION 3.

CONDITIONS TO CLOSING

Each Purchaser’s obligation to purchase and pay for the Notes to be purchased by it at the Closing is subject only to the satisfaction, or waiver in accordance with Section 7.4, prior to or at the Closing of each of the conditions specified in this Section 3 (which are subject to the Certain Funds Provision); it being understood that there are no conditions (implied or otherwise) to each Purchaser’s obligation to purchase and pay for the Notes (including compliance with the terms of this Agreement and the Indenture) other than the conditions specified in this Section 3 (and upon satisfaction or waiver of such conditions, such purchase and payment shall occur).

3.1. Representations and Warranties.

The Specified Representations shall be true and correct in all material respects on and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date.

3.2. Documents.

The Indenture shall have been duly executed and delivered by the trustee party thereto and each Note Party party thereto. The Notes and the Registration Rights Agreement shall have been duly executed and delivered by each Note Party party thereto.

3.3. Closing Certificates.

(a) Secretary’s Certificate. The Issuer and each Guarantor shall have delivered to each Purchaser a Secretary’s Certificate, dated as of the Closing Date, in substantially the form of Exhibit 3.3(a) hereto.

(b) Officer’s Certificate. The Issuer and each Guarantor shall have delivered to each Purchaser an Officer’s Certificate, dated as of the Closing Date, in substantially the form of Exhibit 3.3(b) hereto.

(c) Solvency Certification. The Issuer shall have delivered to each Purchaser a certificate from the chief financial officer, chief accounting officer or other officer with equivalent duties of the Target (after giving effect to the Transactions), in substantially the form of Exhibit 3.3(c) hereto.

3.4. Opinions of Counsel.

At the Closing the Purchasers shall have received (i) an opinion dated the Closing Date of Ropes & Gray LLP, counsel for the Issuer, (ii) an opinion dated the Closing Date of Bass, Berry & Sims PLC, Tennessee counsel for the Issuer, and (iii) an opinion dated the Closing Date of Andrews Kurth LLP, Texas counsel for the Issuer, in each case in form and substance customary for senior unsecured notes in transactions of this type. Notwithstanding anything to the contrary, in the event of the 144A Resale Purchase, the condition set forth in this Section 3.4 shall be deemed satisfied if the Purchasers receive copies of the opinion letters delivered by Ropes & Gray LLP, Bass, Berry & Sims PLC and Andrews Kurth LLP to the Investment Banks (it being understood that the Purchasers shall be entitled to rely on such opinion letters).

3.5. Acquisition; Equity Contribution; Refinancing.

Prior to or substantially concurrently with issuance and sale of the Notes on the Closing Date, (i) the Equity Contribution shall have been consummated; (ii) the Merger shall have been consummated in accordance with the terms of the Merger Agreement (without giving effect to any amendments or waivers by the Company that, in any material respect, amend or waive any terms of the Merger Agreement in a manner materially adverse to the Purchasers (in their capacity as holders of the Notes) without the consent of the Purchasers, such consent not to be unreasonably withheld or delayed); provided that any reduction in the purchase price for the Acquisition shall not be deemed to be materially adverse to the Purchasers to the extent (x) 67% of such reduction shall be applied to reduce the amount of commitments in respect of the Senior Bridge Loans, if any, and (y) 33% of such reduction shall be applied to reduce the amount of the Equity Contribution; and (iii) the Refinancing shall have been consummated.

3.6. No Material Adverse Effect.

(A) Since December 31, 2010 and through August 3, 2011, except (i) as set forth in the corresponding section of the disclosure letter delivered by Target to the Parent before execution of the Merger Agreement (the “Company Disclosure Letter”), (it being agreed that disclosure of any item in any section of the Company Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section of the Company Disclosure Letter and any other representation or warranty made elsewhere in Article III of the Merger Agreement to which the relevance of such item is reasonably apparent from the face of such disclosure) or (ii) as disclosed in the Company SEC Reports (as defined in the Merger Agreement) filed with the SEC on or after August 11, 2009 and prior to August 3, 2011 (other than disclosures in such Company SEC Reports contained in the “Risk Factors” or “Forward Looking Statements” sections thereof to the extent such disclosures are general in nature or cautionary, predictive or forward-looking in nature), there shall not have occurred a Company Material Adverse Effect (as defined in the Merger Agreement, as in effect on the signing date thereof (or as amended with the consent of the Purchasers) and, for purposes of this Agreement, without giving effect to any actions taken or not taken, which are to be excluded from Company Material Adverse Effect pursuant to clause (x) of the definition thereof with the written consent, waiver or at the written request of Parent unless the Purchasers shall have consented to such consent, waiver or request by the Parent) and (B) since August 3, 2011, there shall not have occurred a Company Material Adverse Effect.

3.7. Financial Information.

The Purchasers shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target for the 2008, 2009 and 2010 fiscal years and (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Target for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Target’s fiscal year) ended at least 45 days prior to the Closing Date; provided that the filing of the required financial statements on Form 10-K and Form 10-Q by the Target will satisfy the foregoing requirements with respect to the Target and (ii) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Target as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in case such four-fiscal quarter period is the end of the Target’s fiscal year) prior to the Closing Date, prepared in good faith giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income).

3.8. Other Information.

The Purchasers shall have received all documentation and other information about the Issuer and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act that has been requested by the Purchasers in writing at least 15 days prior to the Closing Date.

3.9. Closing Payment; Payment of Expenses.

At the Closing, (i) each Purchaser shall have received its applicable Closing Payment required to be paid under Section 2.2(b), by netting such amount from the applicable portion of the aggregate principal amount of the Notes being purchased by such Purchaser, as provided in said Section, and (ii) each Purchaser and their special counsel, Fried, Frank, Harris, Shriver & Jacobson LLP shall have received payment for all their reasonable out-of-pocket fees, costs and expenses, in accordance with Section 6.1, to the extent invoiced at least three (3) Business Days prior to the Closing Date.

3.10 Merger Agreement; Target Representations and Warranties.

The representations and warranties made by Target in the Merger Agreement that are material to the interests of the Purchasers shall be true and correct, but only to the extent that the Company or Parent has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations and warranties.

SECTION 4.

REPRESENTATIONS AND WARRANTIES

The Issuer represents and warrants to the Purchasers on and as of the Closing Date that:

4.1. Specified Representations

(a) Power. Each Note Party has all requisite power and authority to execute, deliver and perform its obligations under the Financing Documents to which it is a party.

(b) Authorization; No Contravention. The execution, delivery and performance by each Note Party of each Financing Document to which such Person is a party, and the consummation of the Transactions, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, or (ii) violate any applicable Law; except with respect to any violation referred to in clause (b)(ii), to the extent that such violation could not reasonably be expected to have a Company Material Adverse Effect (as defined in the Merger Agreement).

(c) Binding Effect. Each of the Financing Documents has been duly executed and delivered by each Note Party that is a party thereto and constitutes a legal, valid and binding obligation of such Note Party, enforceable against each Note Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

(d) Margin Regulations; Investment Company Act.

(i) The Target is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of the Notes will be used for any purpose that violates Regulation U.

(ii) None of the Target, any Person Controlling the Issuer, or any of its Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(e) Solvency. On the Closing Date, after giving effect to the Transactions, the Target and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

(f) USA Patriot Act.

(i) To the extent applicable, each of the Target and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act.

(ii) No part of the proceeds of the Notes will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.2. Other Representation (it being understood that the accuracy of the following representations and warranties are not conditions to the obligations of the Purchasers to purchase and pay for the Notes).

(a) Private Offering; No Integration or General Solicitation; Rule 144A Eligibility.

(i) Subject to compliance by the Purchasers with the representations and warranties set forth in Section 5 and with the procedures as agreed among the parties hereto, it is not necessary in connection with the offer, issue, sale and delivery of the Notes to the Purchasers on the Closing Date, in the manner contemplated by this Agreement and the other Financing Documents to register the Notes under the Securities Act or to qualify the Indenture under the Trust Indenture Act.

(ii) Neither the Issuer nor any of its Subsidiaries and any person acting on any of their behalf (other than the Purchasers and their Affiliates, as to whom the Issuer makes no representation or warranty) has, directly or indirectly, offered, issued, sold or solicited any offer to buy any security of a type which would be integrated with the sale of the Notes in any manner that would require the Notes to be registered under the Securities Act. Neither the Issuer nor any of its Subsidiaries and any person acting on any of their behalf (other than the Purchasers and their Affiliates, as to whom the Issuer makes no representation or warranty) has engaged in the United States in any form of general solicitation or general advertising within the meaning of Rule 502 in connection with the offering of the Notes.

(iii) Subject to compliance by the Purchasers with the representations and warranties set forth in Section 5 and with the procedures as agreed among the parties hereto, the Notes are eligible for resale pursuant to Rule 144A under the Securities Act and will not, at the Closing Date, be of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted on a U.S. automated inter-dealer quotation system.

(b) Purchase Permitted by Applicable Law, Etc.

On the Closing Date:

(i) the issuance of the Notes by the Company complies with all applicable United States federal and state securities laws and regulations; and

(ii) to the knowledge of the Company, there is no injunction, restraining order, action, suit or proceeding instituted or entered or any statute or rule proposed, enacted or promulgated by any Governmental Authority or any other Person that would bar the issuance of the Notes or the use of the proceeds thereof in accordance with the terms of this Agreement and which alleges liability on the part of any Purchaser in connection with this Agreement, any other Financing Documents or the transactions contemplated hereby or thereby.

SECTION 5.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS

Each Purchaser, severally and not jointly, represents and warrants to the Issuer as of the Closing Date as follows:

5.1. Purchase for Investment.

(a) Such Purchaser is acquiring the Notes for its own account, for investment purposes only and not with a view to any distribution thereof within the meaning of the Securities Act.

(b) Such Purchaser has received such information as it deems necessary in order to make an investment decision with respect to the Notes and has had the opportunity to ask questions of and receive answers from the Issuer and its Subsidiaries and their respective officers and directors and to obtain such additional information which the Issuer or its Subsidiaries possess or could acquire without unreasonable effort or expense as such Purchaser deems necessary to verify the accuracy of the information furnished to such Purchaser and has asked such questions, received such answers and obtained such information as it deems necessary to verify the accuracy of the information furnished to such Purchaser.

(c) Such Purchaser is a QIB and an Accredited Investor.

(d) Such Purchaser understands that the Notes have not been and will not be registered under the Securities Act or any state or other securities law, that the Notes are being issued by the Issuer in transactions exempt from the registration requirements of the Securities Act and that the Notes may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration under the Securities Act is available.

(e) Such Purchaser further understands that the exemption from registration afforded by Rule 144 under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 under the Securities Act may afford the basis for sales only in limited amounts.

(f) Except as otherwise disclosed by such Purchaser to the Issuer, such Purchaser did not employ any broker or finder in connection with the transactions contemplated in this Agreement and no fees or commissions are payable to the Purchasers except as otherwise provided for in this Agreement.

(g) The source of funds to be used by such Purchaser to pay the Purchase Price does not include assets of any employee benefit plan (other than a plan exempt from the coverage of ERISA) or plan or any other entity the assets of which consist of “plan assets” of employee benefit plans or plans as defined in U.S. Department of Labor regulation Section 2510.3-101. As used in this Section 5.1(g), the term “employee benefit plan” shall have the meaning assigned to such term in Section 3 of ERISA, and the term “plan” shall have the meaning assigned thereto in Section 4975(e)(1) of the Code.

5.2. Corporate Power; Authorization; Enforceability.

The execution, delivery and performance of this Agreement are within its corporate, limited liability company or limited partnership, as the case may be, power and authority and have been duly authorized by all necessary action of such Purchaser, do not conflict with or result in a breach of or violate any of such Purchaser’s governing documents or any applicable Laws and constitute legal, valid and binding agreements of such Purchaser enforceable against it in accordance with their respective terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, and (iv) considerations of public policy.

5.3. No Actions or Proceedings.

There are no legal or governmental actions, suits or proceedings pending or, to any Purchaser’s knowledge, threatened against or affecting such Purchaser, or any of its properties or assets which, if adversely determined, in the aggregate, would reasonably be expected to materially and adversely affect the ability of such Purchaser to consummate any of the transactions contemplated by this Agreement.

SECTION 6.

EXPENSES, INDEMNIFICATION AND CONTRIBUTION

6.1. Expenses.

If the Closing occurs, the Company will reimburse the Purchasers for all reasonable and documented expenses (including reasonable attorneys’ fees and disbursements of one firm of outside counsel (including special healthcare counsel retained by such firm in an amount not to exceed $20,000) and one local counsel as reasonable necessary in any relevant jurisdiction material to the interests of the Purchasers taken as a whole), incurred by the Purchasers, in connection with (a) the transactions contemplated by this Agreement, (b) any amendment, waiver or consent under or in respect of this Agreement or the other Financing Documents (whether or not such amendment, waiver or consent becomes effective) and (c) enforcing, defending or declaring (or determining whether or how to enforce, defend or declare) any rights or remedies under this Agreement or the other Financing Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, or the other Financing Documents, including in connection with any insolvency or bankruptcy of the Issuer or any of their Subsidiaries or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Financing Documents or by the Notes. The Company will (i) reimburse the Purchasers for any sales, use or similar taxes (including additions to such taxes, if any) arising in connection with the sale of the Notes by the Issuer to the Purchasers and (ii) pay, and will save the Purchasers harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders in relation to the Transactions engaged by the Issuer or any of their Subsidiaries.

6.2. Indemnification.

The Company shall indemnify and hold harmless the Purchasers and each of their respective Affiliates, partners, stockholders, members, officers, directors, agents, employees and controlling persons (each an “Indemnitee” and collectively, the “Indemnitees”) from and against any and all actual losses, claims, damages or liabilities to any such Indemnitee in connection with or as a result of (a) the execution or delivery of this Agreement or the performance by the parties hereto of their respective obligations hereunder, (b) the issuance of Notes or the use of the proceeds therefrom, (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Affiliates, partners, stockholders, members, officers, directors, agents, employees and controlling persons or (y) a material breach of its obligations under any of the Financing Documents by such Indemnitee or any of its Affiliates, partners, stockholders, members, officers, directors, agents, employees and controlling persons; provided, further, that such losses, claims, damages or liabilities shall not include declines in value of the Notes.

6.3. Waiver of Punitive Damages.

To the extent permitted by applicable law, none of the parties hereto shall assert, and each hereby waives, any claim against the other parties (including their respective Affiliates, partners, stockholders, members, directors, officers, agents, employees and controlling persons), on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Financing Document, the Notes or the use of the proceeds thereof.

6.4. Survival.

The obligations of the Company under this Section 6 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement and the termination of this Agreement.

6.5 Tax Treatment of Indemnification Payments.

Any indemnification payment pursuant to this Agreement shall be treated for federal, state, local and foreign tax purposes as an adjustment to the Purchase Price.

SECTION 7.

MISCELLANEOUS

7.1. Notices.

Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered (except that if the day of delivery is not a Business Day, then the next Business Day), (b) when transmitted via telecopy (or other facsimile device) on a Business Day during normal business hours to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except that if such day is not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

(a) if to a Purchaser or its nominee, to such Purchaser or nominee at the address specified in Schedule 2.2, with a copy (which copy shall not constitute notice) as specified in Schedule 2.2, or at such other address as the Purchaser or its nominee shall have specified to the Company in writing;

(b) if to any Qualified Holder, to such Qualified Holder at the address as such Qualified Holder shall have specified to the Company in writing; and

(c) if to the Company: Beagle Acquisition Corp c/o Blackstone Capital Partners VI L.P., 345 Park Avenue, New York, NY 10154, Attention: Vikrant Sawhney; with a copy (which copy shall not constitute notice) to: Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York 10036, Attention: Jay J. Kim, Esq.

7.2. Benefit of Agreement and Assignments.

(a) Except as otherwise expressly provided herein, all covenants, agreements and other provisions contained in this Agreement by or on behalf of any of the parties hereto shall bind, inure to the benefit of and be enforceable by their respective successors and permitted assigns; provided, however, that (a) the Company may not assign any of its rights or obligations without the prior written consent of the other parties hereto and (b) no Purchaser may assign its obligations, in whole or in part, to purchase the Notes without the prior written consent of the Company.

(b) Nothing in this Agreement or in any other Financing Document, express or implied, shall give to any Person other than the parties hereto or thereto and their permitted successors and assigns any benefit or any legal or equitable right, remedy or claim under this Agreement.

(c) Notwithstanding anything to the contrary contained herein, the Purchasers may assign the rights to purchase all or any portion of the Notes allocated to such Purchaser pursuant to Schedule 2.2 to any Qualified Holder or transfer its Notes (together with its rights hereunder) to any Qualified Holder, subject to such Qualified Holder becoming a party hereto and the ability of such Qualified Holder to make the representations and warranties set forth in Section 5, and each such Person shall be entitled to the full benefit and be subject to the obligations of this Agreement as if such Person were a Purchaser hereunder.

7.3. No Waiver; Remedies Cumulative.

No failure or delay on the part of any party hereto in exercising any right, power or privilege hereunder or under the Notes and no course of dealing among the Company and any other party shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Notes preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein and in the Notes are cumulative and not exclusive of any rights or remedies that the parties would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the other parties hereto to any other or further action in any circumstances without notice or demand.

7.4. Amendments, Waivers and Consents.

This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with the written consent of the Company and the Required Purchasers; provided, however, that no such amendment or waiver may, impose on any Purchaser any additional financial commitment or obligation to buy additional Notes that it is not otherwise obligated to buy hereunder, without the prior written consent of such Purchaser. No amendment or waiver of this Agreement will extend to or affect any obligation, covenant or agreement not expressly amended or waived or thereby impair any right consequent thereon.

7.5. Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Financing Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Financing Document.

7.6. Reproduction.

This Agreement, the other Financing Documents and all documents relating hereto and thereto, including: (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Purchasers at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished in connection herewith, may be reproduced by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and any original document so reproduced may be destroyed. The Company and each Purchaser agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 7.6 shall not prohibit any party hereto or any holder of the Notes from contesting any such reproduction to the same extent that it could contest the original or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

7.7. Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

7.8. Survival of Representations, Warranties, Covenants and Indemnities.

All representations, warranties, covenants and indemnities set forth herein shall survive the execution and delivery of this Agreement, the issuance of the Notes, and, except as otherwise expressly provided herein with respect to covenants, the payment of principal of the Notes and any other obligations hereunder.

7.9. Governing Law; Submission to Jurisdiction; Venue.

(a) THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

(b) If any action, proceeding or litigation shall be brought in order to enforce any right or remedy under this Agreement or any of the Notes, each party hereto hereby consents and will submit, and will cause each of their respective Subsidiaries to submit, to the jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement. Each party hereto hereby irrevocably waives, and will cause each of their respective Subsidiaries to waive, any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action, proceeding or litigation in such jurisdiction. The Company further agrees that it shall not bring any action, proceeding or litigation arising out of this Agreement, the Notes in any state or federal court other than any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement.

(c) Each party hereto irrevocably consents, and will cause each of their respective Subsidiaries to consent, to the service of process of any of the applicable aforementioned courts in any such action, proceeding or litigation by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 7.1(c), such service to become effective thirty (30) days after such mailing.

(d) Nothing herein shall affect the right of (i) any party hereto to serve process in any other manner permitted by law or (ii) the Purchasers to commence legal proceedings or otherwise proceed against the Company or any of its Subsidiaries in any other jurisdiction. If service of process is made on a designated agent it should be made by either (i) personal delivery or (ii) mailing a copy of summons and complaint to the agent via registered or certified mail, return receipt requested.

(e) EACH PARTY HERETO HEREBY WAIVES, AND WILL CAUSE EACH OF THEIR RESPECTIVE SUBSIDIARIES TO WAIVE, ANY AND ALL RIGHTS ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR THE NOTES.

7.10. Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable to the extent of such illegality, invalidity or unenforceability and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

7.11. Entirety.

This Agreement together with the other Financing Documents represents the entire agreement of the parties hereto and thereto, and supersedes all prior agreements and understandings, oral or written, if any, relating to the Financing Documents or the transactions contemplated herein or therein, except as otherwise agreed among the parties hereto in writing on or after the date hereof.

7.12. Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

7.13. Incorporation.

All Schedules attached hereto are incorporated as part of this Agreement as if fully set forth herein.

7.14. Confidentiality.

(a) Subject to the provisions of clauses (b) and (d) of this Section 7.14, each of the Purchasers agrees that it will not disclose without the prior written (including e-mail) consent of the Company (other than to its employees, auditors, investors, partners, creditors, advisors, counsel or any rating agencies that are reviewing securities or loans issued by such Purchaser, in each case, to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes and who are made aware of and agree to comply with the provisions of this Section 7.14, in each case on a confidential and need-to-know basis) any information which has been furnished to such Purchaser in connection with its evaluation of an investment in the Notes and of the other transactions referred to herein or is now or in the future furnished pursuant to this Agreement or any other Transaction Document; provided that any Purchaser may disclose any such information (i) as was or has become generally available to the public other than by virtue of a breach of this Section 7.14(a) or any other confidentiality obligation by such Purchaser or any other Person to whom such Purchaser has provided such information as permitted by this Section 7.14, (ii) as may be required in any report, statement or testimony required to be submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Purchaser or to the SEC or similar organizations (whether in the United States of America or elsewhere) or their successors, (iii) as may be required or in the opinion of counsel appropriate in respect of any summons or subpoena or in connection with any litigation, (iv) as may be required or in the opinion of counsel appropriate in order to comply with any Law, order, regulation or ruling applicable to such Purchaser, (v) for purposes of establishing a “due diligence” defense, (vi) in protecting and enforcing such Purchaser’s rights with respect to the Financing Documents, and (vii) other than with respect to the Senior Financing Documents and the Credit Documents, to any prospective or actual holder of the Notes, in connection with any contemplated transfer of any of the Notes by such Purchaser; provided that prior to or concurrently with any disclosure of information to any Person pursuant to this clause (vii) any such prospective or actual holder of the Notes expressly agrees in writing to keep such information confidential in accordance with this Section 7.14; provided, however, that no Purchaser may disclose any information to any prospective or actual purchaser that the management or board of directors of the Issuer reasonably determines could result in a disclosure of trade secrets or proprietary information to any competitor to the extent that such information has been identified as such to the Purchasers. Each of the Purchasers agrees that in the event it intends to disclose confidential information in accordance with clauses (ii), (iii) or (iv) above, it shall, to the extent reasonably practicable, provide the Company notice of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order or confidential treatment of the information being disclosed.

(b) the Company hereby acknowledges and agrees that each Purchaser may share with any of its Affiliates, and such Affiliates may share with such Purchaser, any information related to the Company or any of their Subsidiaries (including any nonpublic information regarding the creditworthiness of the Company or any of their Subsidiaries) to the extent such sharing reasonably relates to the administration of the investment represented by its Notes and such Affiliates are informed that such information is subject to the provisions of this Section 7.14; provided such Persons shall be subject to the provisions of this Section 7.14 to the same extent as such Purchaser.

7.15. No Personal Obligations.

Notwithstanding anything to the contrary contained herein or in any Financing Document, it is expressly understood and the Purchasers expressly agree that nothing contained herein or in any other Financing Document or in any other document contemplated hereby or thereby (whether from a covenant, representation, warranty or other provision herein or therein) shall create, or be construed as creating, any personal liability of any stockholder, director, officer, member, partner, manager or employee of the Company, the Issuer and their respective Subsidiaries in such Person’s capacity as such, with respect to (a) any payment obligation of the Company, the Issuer or any of their Subsidiaries, (b) any obligation of the Company, the Issuer or any of their respective Subsidiaries to perform any covenant, undertaking, indemnification or agreement, either express or implied, contained herein or in any other Financing Document, (c) any representation or warranty contained herein or any other Financing Document, (d) any other claim or liability to the Purchasers under or arising under this Agreement or any other Financing Document or in any other document contemplated hereby or thereby, or (e) any credit extended or loan made; provided that nothing herein shall be deemed to be a waiver of claims arising from fraud.

7.16. Currency.

Unless otherwise specified, all dollar amounts referred to in this Agreement are in lawful money of the United States.

7.17. Maximum Rate.

In no event shall any interest or fee to be paid hereunder or under a Note exceed the maximum rate permitted by applicable law. In the event any such interest rate or fee exceeds such maximum rate, such rate shall be adjusted downward to the highest rate (expressed as a percentage per annum) or fee that the parties could validly have agreed to by contract on the Closing Date under applicable law.

7.18. Patriot Act.

The Purchasers hereby notify the Company that pursuant to the requirements of the Patriot Act, the Purchasers may be required to obtain, verify and record information that identifies the Company and their Subsidiaries, including their respective names and addresses other information that will allow the Purchasers to identify the Company and their Subsidiaries in accordance with the Patriot Act.

7.19. Further Assurances.

Each of the parties hereto shall, upon reasonable request of any other party hereto, do, make and execute all such documents, act, matters and things as may be reasonably required in order to give effect to the transactions contemplated hereby.

7.20. Termination.

If the Closing Date has not occurred on or before the Expiration Date, this Agreement shall automatically terminate, unless otherwise mutually agreed upon by the Company and each Purchaser.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BEAGLE ACQUISITION CORP.

By:	/s/ Michael Dal Bello
Name:	Michael Dal Bello
Title:	Vice President

[Note Purchase Agreement Signature Page]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

PURCHASERS:	GSMP V ONSHORE US, LTD.

	By:	/s/ Laurie E. Schmidt
Name: Laurie E. Schmidt
Title: Vice President

GSMP V OFFSHORE US, LTD.

	By:	/s/ Laurie E. Schmidt
Name: Laurie E. Schmidt
Title: Vice President

GSMP V INSTITUTIONAL US, LTD.

	By:	/s/ Laurie E. Schmidt
Name: Laurie E. Schmidt
Title: Vice President

[Note Purchase Agreement Signature Page]

GSLP I OFFSHORE HOLDINGS FUND A, L.P.

By: Goldman, Sachs & Co., Duly Authorized

By:	/s/ John E. Bowman
Name: John E. Bowman
Title: Managing Director

GSLP I OFFSHORE HOLDINGS FUND B, L.P.

By: Goldman, Sachs & Co., Duly Authorized

By:	/s/ John E. Bowman
Name: John E. Bowman
Title: Managing Director

GSLP I OFFSHORE HOLDINGS FUND C, L.P.

By: Goldman, Sachs & Co., Duly Authorized

By:	/s/ John E. Bowman
Name: John E. Bowman
Title: Managing Director

GSLP I ONSHORE HOLDINGS FUND, L.L.C.

By: Goldman, Sachs & Co., as Attorney-in-fact

By:	/s/ John E. Bowman
Name: John E. Bowman
Title: Attorney-in-Fact

[Note Purchase Agreement Signature Page]

SCHEDULE A

Summary of Principal Terms of the Notes

Notes:	$375,000,000 principal amount of 11 1/4% Senior Notes due 2020.

Guarantees:	Same as the Senior Credit Facilities (except no guarantee by the direct parent company of the Issuer).

Security:	None.

Maturity:	9 years from the Closing Date.

Interest Rate:	11 1/4% per annum, payable quarterly in cash.

Optional Redemption:	The Notes will be non-callable (subject to the make-whole and equity clawback exceptions in the two succeeding paragraphs below) until the fourth anniversary of the Closing Date. Thereafter, each Note will be callable at par plus accrued interest plus a premium equal to one half of the coupon on such Note, which premium shall decline ratably on each subsequent anniversary of the Closing Date to zero on the date that is three years prior to the maturity of the Notes.

Prior to the fourth anniversary of the Closing Date, the Issuer may redeem the Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the fourth anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 35% of the Notes with proceeds from an equity offering at a redemption price equal to par plus the coupon on such Notes, subject to the terms set forth in the Indenture.

Covenants:	Customary reporting and other covenants for similar transactions between affiliates of the Sponsor and the Purchasers (or mezzanine debt fund affiliates of the Purchasers) to be specifically set forth in the Indenture, subject to certain exceptions, and the following negative covenants: limitations on restricted payments, incurrence of indebtedness and issuance of certain stock, liens, merger, consolidation or sale of all or substantially all assets, transactions with affiliates, dividends and other payment restrictions affecting subsidiaries and limitations on guarantees of indebtedness by restricted subsidiaries. There will not be any financial maintenance covenants.

SCHEDULE 2.2

Information Relating to the Purchasers

Purchaser	Aggregate Principal Amount of Notes to be Purchased
GSMP V ONSHORE US, LTD. 200 West Street New York, NY 10282 Attn: Oliver Thym, Managing Director	$135,077,000
GSMP V OFFSHORE US, LTD. 200 West Street New York, NY 10282 Attn: Oliver Thym, Managing Director	$201,828,000
GSMP V INSTITUTIONAL US, LTD. 200 West Street New York, NY 10282 Attn: Oliver Thym, Managing Director	$13,095,000
GSLP I OFFSHORE HOLDINGS FUND A, L.P. 200 West Street New York, NY 10282 Attn: Oliver Thym, Managing Director	$7,634,000
GSLP I OFFSHORE HOLDINGS FUND B, L.P. 200 West Street New York, NY 10282 Attn: Oliver Thym, Managing Director	$7,634,000
GSLP I OFFSHORE HOLDINGS FUND C, L.P. 200 West Street New York, NY 10282 Attn: Oliver Thym, Managing Director	$7,634,000
GSLP I ONSHORE HOLDINGS FUND, L.L.C. 200 West Street New York, NY 10282 Attn: Oliver Thym, Managing Director	$2,098,000

$375,000,000

EXHIBIT 3.3(a)

SECRETARY’S CERTIFICATE

FOR

[ISSUER/GUARANTORS]

[—], 2011

Reference is hereby made to the Note Purchase Agreement dated as of [—], 2011 (as amended, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), among BEAGLE ACQUISITION CORP., a Delaware corporation, GSMP V ONSHORE US, LTD., a Cayman exempted company (“GSMP V Onshore”), GSMP V OFFSHORE US, LTD., a Cayman exempted company (“GSMP V Offshore”), GSMP V INSTITUTIONAL US, LTD., a Cayman exempted company (“GSMP V Institutional” and, together with GSMP V Onshore, GSMP V Offshore, and each of their affiliates, the “Purchasers”), relating to the sale and purchase of $375,000,000 principal amount of the Issuer’s 11 1/4% Senior Notes due 2020 (the “Notes”). Capitalized terms used but not defined herein have the meaning set forth in the Note Purchase Agreement.

The undersigned duly elected and qualified Secretary of [the Issuer/each of the companies listed on [Schedule I] hereto] ([the “Company”/each individually a “Company” and collectively the “Companies”]), hereby certifies, in such capacity, as follows for [the Company/each of the Companies]:

1. Attached hereto as Exhibit A is a true, complete and correct copy of the resolutions duly adopted by the [Board of Directors, Sole Member or Members, as applicable,] of the Company authorizing the execution, delivery and performance of the Indenture, the Financing Documents and each other document, instrument or agreement in connection therewith to which the Company is a party; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; and such resolutions are the only proceedings of the Company now in force relating to or affecting the matters referred to therein.

2. Attached hereto as Exhibit B is a true, complete and correct copy of the [certificate of incorporation, articles of organization or certificate of formation, as applicable,] of the Company as in effect on the date hereof, and such [certificate of incorporation, articles of organization or certificate of formation, as applicable,] has not been amended, repealed, modified or restated since the adoption of the resolutions in Paragraph 1 above.

3. Attached hereto as Exhibit C is a true, complete and correct copy of the [bylaws or operating agreement, as applicable,] of the Company as in effect on the date hereof.

4. Attached hereto as Exhibit D is a list of duly elected and qualified officers of the Company holding the offices indicated next to their respective names. The signatures appearing opposite their respective names are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver, on behalf of the Company, the Indenture, the Financing Documents and each other document, instrument or agreement in connection therewith to which the Company is a party.

5. Attached hereto as Exhibit E is a copy of the certificate of good standing of the Company, certified by the Secretary of State of its jurisdiction of organization.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first set forth above as Secretary of [the Company/the Companies listed on [Schedule I] hereto].

Name: [—]
Title: Secretary

I, [—], hereby certify that I am the duly elected and qualified [—] of [the Company/the Companies listed on [Schedule I] hereto] and that [—] is the duly elected, qualified and acting Secretary of [the Company/ the Companies listed on [Schedule I] hereto], and that the signature appearing above is his or her true and genuine signature.

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first set forth above.

Name: [—]
Title: [—]

[Schedule I]

EXHIBIT A

Resolutions

EXHIBIT B

Charter Documents

EXHIBIT C

[Bylaws/Operating Agreement]

EXHIBIT D

Incumbency

Authorized Officers of [—]

Name	Office	Signature

[Name]	[Title]

[Name ]	[Title]

[Name ]	[Title]

[Name ]	[Title]

EXHIBIT E

Certificate of Good Standing

EXHIBIT 3.3(b)

OFFICER’S CERTIFICATE

FOR

[ISSUER/GUARANTORS]

$375,000,000

11 1/4% Senior Notes Due 2020 of Emdeon Inc.

[—], 2011

Reference is hereby made to the Note Purchase Agreement dated as of [—], 2011 (as amended, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), among BEAGLE ACQUISITION CORP., a Delaware corporation, GSMP V ONSHORE US, LTD., a Cayman exempted company (“GSMP V Onshore”), GSMP V OFFSHORE US, LTD., a Cayman exempted company (“GSMP V Offshore”), GSMP V INSTITUTIONAL US, LTD., a Cayman exempted company (“GSMP V Institutional” and, together with GSMP V Onshore, GSMP V Offshore, and each of their affiliates, the “Purchasers”), relating to the sale and purchase of $375,000,000 principal amount of the Issuer’s 11 1/4% Senior Notes due 2020 (the “Notes”). This Officer’s Certificate is being delivered to the Purchasers pursuant to Section 3.3(b) of the Note Purchase Agreement. Capitalized terms used and not otherwise defined in this certificate have the meanings assigned to them in the Note Purchase Agreement.

The undersigned, a Responsible Officer of [the Issuer/each company listed on [Schedule I] hereto] ([the “Company”/each individually a “Company” and collectively the “Companies”]), in his or her capacity as a Responsible Officer and not in her or her individual capacity, does hereby certify on behalf of [the Company/each of the Companies], to the Purchasers, that:

1. All of the conditions specified in Section 3 of the Note Purchase Agreement have been fulfilled.

2. Ropes & Gray LLP is entitled to rely upon this Officer’s Certificate in connection with opinions given by such firm pursuant to the Note Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate as of the date first above written.

Name: [—]
Title: [—]

[Schedule I]

EXHIBIT 3.3(c)

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

of

EMDEON INC.

AND ITS RESTRICTED SUBSIDIARIES

Pursuant to the Note Purchase Agreement dated as of [—], 2011 (as amended, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), among BEAGLE ACQUISITION CORP., a Delaware corporation, GSMP V ONSHORE US, LTD., a Cayman exempted company (“GSMP V Onshore”), GSMP V OFFSHORE US, LTD., a Cayman exempted company (“GSMP V Offshore”), GSMP V INSTITUTIONAL US, LTD., a Cayman exempted company (“GSMP V Institutional” and, together with GSMP V Onshore, GSMP V Offshore, and each of their affiliates, the “Purchasers”), the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Issuer, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the issuance of the Notes under the Indenture on the date hereof, and after giving effect to the application of the proceeds of such Notes:

a.	The fair value of the assets of the Issuer and its Restricted Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Issuer and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Issuer and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Issuer and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Note Purchase Agreement.

The undersigned is familiar with the business and financial position of the Issuer and its Restricted Subsidiaries. In reaching the conclusions set forth in this certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Issuer and its Restricted Subsidiaries after consummation of the Transactions.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this certificate in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Issuer, on behalf of the Issuer, and not individually, as of the date first stated above.

EMDEON INC.

By
Name:
Title: